Exhibit 5.1

McGuireWoods LLP

One James Center

Richmond, Virginia 23219

May 19, 2014

Dominion Gas Holdings, LLC

120 Tredegar Street

Richmond, Virginia 23219

Ladies and Gentlemen:

We have acted as special counsel to Dominion Gas Holdings, LLC, a Virginia limited liability company (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the Company’s offer to exchange (i) up to $400,000,000 aggregate principal amount of its 2013 Series A 1.05% Senior Notes due 2016 which have been registered under the Act (the “Exchange Series A Senior Notes”) for a like principal amount of the Company’s issued and outstanding unregistered 2013 Series A 1.05% Senior Notes due 2016 (the “Original Series A Senior Notes” and, together with the Exchange Series A Senior Notes, the “Series A Senior Notes”), (ii) up to $400,000,000 aggregate principal amount of its 2013 Series B 3.55% Senior Notes due 2023 which have been registered under the Act (the “Exchange Series B Senior Notes”) for a like principal amount of the Company’s issued and outstanding unregistered 2013 Series B 3.55% Senior Notes due 2023 (the “Original Series B Senior Notes” and, together with the Exchange Series B Senior Notes, the “Series B Senior Notes”); and (iii) up to $400,000,000 aggregate principal amount of its 2013 Series C 4.80% Senior Notes due 2043 which have been registered under the Act (the “Exchange Series C Senior Notes”) for a like principal amount of the Company’s issued and outstanding unregistered 2013 Series C 4.80% Senior Notes due 2043 (the “Original Series C Senior Notes” and, together with the Exchange Series C Senior Notes, the “Series C Senior Notes”). The term “Exchange Notes” refers collectively to the Exchange Series A Senior Notes, the Exchange Series B Senior Notes and the Exchange Series C Senior Notes. The term “Original Notes” refers collectively to the Original Series A Senior Notes, the Original Series B Senior Notes and the Original Series C Senior Notes. The term “Notes” refers to both the Original Notes and the Exchange Notes. The exchange of the Exchange Notes for the Original Notes will be made pursuant to an exchange offer (the “Exchange Offer”) described in the Registration Statement. This opinion letter is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Act. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement or the Indenture.

The Original Notes were, and the Exchange Notes will be, issued under an Indenture dated as of October 1, 2013 (the “Base Indenture”) between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), supplemented by the First Supplemental Indenture with respect to the Series A Senior Notes, the Second Supplemental Indenture with respect to the Series B Senior Notes and the Third Supplemental Indenture with respect to the Series C Senior Notes, each dated as of October 1, 2013, between the Company and the Trustee (collectively, the “Supplemental Indentures”). The term “Indenture” refers to the Base

Indenture, as supplemented by the Supplemental Indentures. The terms of the Exchange Notes are identical in all material respects to the terms of the Original Notes, except that when the Registration Statement becomes effective, the Exchange Notes will be registered under the Act and will not contain restrictions on transfer, registration rights or provisions for additional interest.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	the Base Indenture;

(d)	the First Supplemental Indenture;

(e)	the Second Supplemental Indenture;

(f)	the Third Supplemental Indenture; and

(g)	the forms of the Exchange Series A Notes, the Exchange Series B Notes and the Exchange Series C Notes referred to in Exhibits 4.5, 4.6 and 4.7 to the Registration Statement, respectively.

The documents referred to in clauses (c) through (g) above are referred to collectively as the “Subject Documents”) and each, individually, as a “Subject Document”).

In addition we have examined and relied upon the following:

(i) a certificate from the assistant secretary of the Company certifying as to (A) true and correct copies of the articles of organization and the operating agreement of the Company (the “Organizational Documents”), and (B) resolutions of the Board of Directors of the Company effective October 1, 2013 authorizing in principle the issuance and sale of the Notes and the filing of the Registration Statement and an approval of authorized officers of the Company effective October 17, 2013 relating to the issuance and sale of the Notes by the Company.

(ii) a certificate dated May 19, 2014 issued by the State Corporation Commission of the Commonwealth of Virginia, attesting to the limited liability company status of the Company in the Commonwealth of Virginia (the “Status Certificate”); and

(iii) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the law of the Commonwealth of Virginia and the State of New York and the relevant laws of the United States.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof and (ii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters.

(b) Signatures. The signatures of individuals who have signed the Subject Documents are genuine and (other than those of individuals signing on behalf of the Company) authorized.

(c) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(d) Organizational Status, Power and Authority and Legal Capacity of Certain Parties. All parties to the Subject Documents are, and were at the respective times the Subject Documents included in the Indenture were executed and delivered, validly existing and in good standing in their respective jurisdictions of formation and have, and had at the respective times the Subject Documents included in the Indenture were executed and delivered, the capacity and full power and authority to execute, deliver and perform the Subject Documents and the documents required or permitted to be delivered and performed thereunder, except that no such assumption is made as to the Company. All individuals who have signed each Subject Document had the legal capacity to execute such Subject Document.

(e) Authorization, Execution and Delivery of Subject Documents. The Subject Documents and the documents required or permitted to be delivered thereunder have been duly authorized by all necessary corporate, limited liability company, business trust, partnership or other action on the part of the parties thereto and have been duly executed and delivered by such parties, except that no such assumption is made as to the Company.

(f) Subject Documents Binding on Certain Parties. The Subject Documents and the documents required or permitted to be delivered thereunder are valid and binding obligations enforceable against the parties thereto in accordance with their terms, except that no such assumption is made as to the Company.

(g) Noncontravention. Neither the issuance of the Exchange Notes by the Company nor the execution and delivery of the Subject Documents by any party thereto nor the performance by such party of its obligations thereunder will conflict with or result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement or other similar organizational documents of any such party, except that no such assumption is made with respect to the Company as to its Organizational Documents, (ii) any law or regulation of any jurisdiction applicable to any such party, except that no such assumption is made with respect to the Company as to any Applicable Law or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound, except that no such assumption is made with respect to the Company as to the Subject Documents.

(h) Governmental Approvals. All consents, approvals and authorizations of, or filings with, all governmental authorities that are required as a condition to the issuance of the Exchange Notes or to the execution and delivery of the Subject Documents by the parties thereto or the performance by such parties of their obligations thereunder have been obtained or made, except that no such assumption is made with respect to any consent, approval, authorization or filing that is applicable to the Company.

(i) No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the issuance of the Exchange Notes as contemplated by the Registration Statement and Prospectus. There are no oral or written statements or agreements that modify, amend or vary, or purport to amend or vary, any of the terms of the Subject Documents, except in the case of the terms of the Base Indenture applicable to the Exchange Notes, for the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. Organizational Status. Based solely upon its Status Certificate, the Company is a validly existing limited liability company under the laws of the Commonwealth of Virginia.

2. Power and Authority. The Company has the limited liability company power and authority to issue the Exchange Notes.

3. Validity. When (i) the Exchange Notes have been duly executed and delivered in exchange for validly tendered Original Notes pursuant to the Exchange Offer as contemplated by the Registration Statement and the Prospectus and (ii) the Exchange Notes have been authenticated by the Trustee in accordance with the provisions of the Indenture, the Exchange Notes will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Matters Excluded from Our Opinions

We express no opinion with respect to the following matters:

(a) Indemnification and Change of Control. The enforceability of any agreement of the Company in a Subject Document relating to (i) indemnification, contribution or exculpation from costs, expenses or other liabilities or (ii) changes in the organizational control or ownership of the Company, which agreement (in the case of clause (i) or clause (ii)) is contrary to public policy or applicable law.

(b) Jurisdiction, Venue, etc. The enforceability of any agreement of the Company in a Subject Document to submit to the jurisdiction of any specific federal or state court (other than the enforceability in a court of the State of New York of any such agreement to submit to the jurisdiction of a court of the State of New York), to waive any objection to the laying of the venue, to waive the defense of forum non conveniens in any action or proceeding referred to therein, to waive trial by jury, to effect service of process in any particular manner or to establish evidentiary standards, and any agreement of the Company regarding the choice of law governing a Subject Document (other than the enforceability in a court of the State of New York or in a federal court sitting in the State of New York and applying New York law to any such agreement that the laws of the State of New York shall govern a Subject Document).

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are subject to the following qualifications and limitations:

(a) Applicable Law. Our opinions are limited to the Applicable Law, and we do not express any opinion concerning any other law.

(b) Bankruptcy. Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

(c) Equitable Principles. Our opinions are subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing. In applying such principles, a court, among other things, might limit the availability of specific equitable remedies (such as injunctive relief and the remedy of specific performance), might not allow a creditor to accelerate maturity of debt or exercise other remedies upon the occurrence of a default deemed immaterial or for non-credit reasons or might decline to order a debtor to perform covenants in a Subject Document.

(d) Unenforceability of Certain Provisions. Provisions contained in the Subject Documents which require waivers or amendments to be made only in writing may be unenforceable or ineffective, in whole or in part. The inclusion of such provisions, however, does not render any Subject Document invalid as a whole.

(e) Choice of New York Law and Forum. To the extent that our opinions relate to the enforceability of the choice of New York law or any choice of New York forum provisions of any Subject Document, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401 and 5-1402 and N.Y. CPLR 327(b) and is subject to the qualification that such enforceability may be limited by principles of public policy, comity and constitutionality. We express no opinion as to whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Subject Documents.

Miscellaneous

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change. We undertake no responsibility to update or supplement these opinions subsequent to the effective date of the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the

Registration Statement and to references to us under the heading “Legal Matters” in the Prospectus contained in the Registration Statement relating to the Exchange Notes. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP